1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Colleen T. White, Corporate Communications – 201-847-5369

Patricia A. Spinella, Investor Relations – 201-847-5453

BD BOARD DECLARES DIVIDEND

Franklin Lakes, NJ (November 21, 2006) – The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 24.5 cents per common share, an increase of 3 cents per share, or approximately 14%, from the previous quarter. The dividend will be payable on January 2, 2007 to holders of record on December 12, 2006. At the current rate, the annual dividend for fiscal 2007 would be 98 cents per share, a rise of approximately 14% from a year ago.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs more than 25,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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